Exhibit 99.1

Investor Contact Eugene M. Truett 717.975.5677 etruett@harsco.com	Media Contact Kenneth D. Julian 717.730.3683 kjulian@harsco.com

IMMEDIATE RELEASE

HARSCO MOURNS PASSING OF BOARD MEMBER, JAMES I. SCHEINER

HARRISBURG, PA (February 3, 2011) . . . The Board of Directors and employees of worldwide industrial services and engineered products company Harsco Corporation (NYSE: HSC) extend their deepest sympathy to the family of James I. Scheiner, who passed away this week.

Mr. Scheiner joined the Harsco Board of Directors in 1995, serving as the former chairman of the Audit Committee and most recently as a member of the Management Development and Compensation Committee.

Harsco Chairman, President and CEO Salvatore D. Fazzolari commented, “Jim’s passion for serving Harsco and our shareholders was virtually infinite. He was a man of enormous integrity, intellect and compassion who earned the admiration and respect of everyone within Harsco.”

Added Lead Director Dr. Robert C. Wilburn, “Jim will be remembered not only for his long tenure but most importantly for his lifelong dedication to the highest principles of service. We have lost a truly great friend and colleague.”

Memorial service arrangements have not yet been finalized.

Harsco Corporation is one of the world’s leading diversified industrial services and engineered products companies. Additional information can be found at www.harsco.com.

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